------------------------------
                                                       OMB APPROVAL
                                               ------------------------------

                                                OMB NUMBER:        3235-0518

                                                EXPIRES:      MARCH 31, 2005

                                                ESTIMATED AVERAGE BURDEN

                                                HOURS PER RESPONSE..... 0.13
                                               ------------------------------


                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM CB

               TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
                          (AMENDMENT NO. _______)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

         Securities Act Rule 801 (Rights Offering)                        [ ]

         Securities Act Rule 802 (Exchange Offer)                         [ ]

         Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)              [ ]

         Exchange Act Rule 14d-l(c) (Third Party Tender Offer)            [X]

         Exchange Act Rule 14e-2(d) (Subject Company Response)            [ ]

Filed or submitted in paper if permitted by Regulation S-T Rule
101(b)(8)       [    ]

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

                           WMC Resources Limited
                         (Name of Subject Company)

                               Not Applicable
    (Translation of Subject Company's Name into English (if applicable))

                         Commonwealth of Australia
     (Jurisdiction of Subject Company's Incorporation or Organization)

                 BHP Billiton Limited and BHP Billiton Plc
                    (Name of Person(s) Furnishing Form)

      ordinary shares and shares underlying American depositary shares
                   (Title of Class of Subject Securities)

            ---------------------------------------------------
           (CUSIP Number of Class of Securities (if applicable))

------------------------------------------------------------------------------
                                  John Fast
                             Chief Legal Counsel
                                BHP Billiton
                              180 Londsdale St.
                               Melbourne, 3000
                                  Australia
                            Tel: +61 3 9609 3333
                            Fax: + 61 3 9609 3015

------------------------------------------------------------------------------

  (Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on
                         Behalf of Subject Company)

                                 Copies to:

--------------------------------------------------------------------------------
    David A. Katz, Esq.                                    David Williamson
          Partner                                        Blake Dawson Waldron
 Wachtell, Lipton, Rosen &                                     Level 39
           Katz                                           101 Collins Street
    51 West 52nd Street                                Melbourne, Victoria 3000
  New York, NY 10019-6150                                      Australia
          U.S.A.                                         Tel: + 61 3 9679 3000
    Tel: + 212 403 1000                                  Fax: + 61 3 9679 3111
    Fax: + 212 403 2000
--------------------------------------------------------------------------------


        March 29, 2005 (Date Tender Offer/Rights Offering Commenced)

* AN AGENCY MAY NOT CONDUCT OR SPONSOR, AND A PERSON IS NOT REQUIRED TO RESPOND TO, A COLLECTION OF INFORMATION UNLESS IT DISPLAYS A CURRENTLY VALID CONTROL NUMBER. ANY MEMBER OF THE PUBLIC MAY DIRECT TO THE
COMMISSION ANY COMMENTS CONCERNING THE ACCURACY OF THIS BURDEN ESTIMATE AND ANY SUGGESTIONS FOR REDUCING THIS BURDEN. THIS COLLECTION OF INFORMATION HAS BEEN REVIEWED BY OMB IN ACCORDANCE WITH THE CLEARANCE REQUIREMENTS OF 44 U.S.C. 3507.

SEC 2560   PERSONS WHO RESPOND TO THE COLLECTION
  (10-03)  OF INFORMATION CONTAINED IN THIS FORM
           ARE NOT REQUIRED TO RESPOND UNLESS THE
           FORM DISPLAYS A CURRENTLY VALID OMB
           CONTROL NUMBER.

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a) BHP Billiton lodged a Supplementary Bidder's Statement (Exhibit 1) for the ordinary shares and the shares underlying the American Depositary Shares of WMC Resources Limited with the Australian Stock Exchange on May 26, 2005.

(b) Not applicable.

Item 2. Informational Legends

Not applicable.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1) Australian Stock Exchange announcement dated May 26, 2005 (Exhibit 2).

(2) Not applicable.

(3) Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

On March 11, 2005, BHP Billiton filed with the Securities and Exchange Commission an Irrevocable Consent and Power of Attorney on Form F-X.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     By:   /s/ Karen Wood
           -------------------------
                (Signature)

     Name: KAREN WOOD, SECRETARY
           -------------------------
             (Name and Title)

     Date: May 26, 2005